Exhibit 10.3
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Incentive

Incentive Compensation Plan (ICP) Discovery Communications
Table of Contents Highlights of the Discovery Communications Incentive Compensation Plan4 The ICP At-a-Glance6 Performance Measures and Weightings8 How Your Award Is Determined12 Individual Performance Multiplier14 Examples of ICP Award Calculations16 Important ICP Rules19 About this Guide23

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Discovery’s success depends on each employee working together to reach our strategic business goals. The Incentive Compensation Plan is designed to reward your contributions to these results and is an important component of your total compensation package. The ICP is closely aligned with our overall business strategy, while providing you with an opportunity to benefit from the performance results you most directly influence. Discovery’s business strategy is focused on sustained growth and profitability and the ICP supports this strategy by: UEE Strengthening the link between our strategic goals and your compensation UEE Driving and rewarding new ways of thinking and innovative ideas UEE Rewarding and differentiating high performance As a workforce leader, Discovery is committed to providing all employees with competitive, performance-based compensation and the opportunity to share in the company’s success.

discoverycommunications Highlights of the Discovery Communications Incentive Compensation Plan Highlights The ICP rewards you for your contributions to exceptional results by incorporating performance measures that link directly to our business strategy. We have designed the Plan to: UProvide a competitive level of incentive pay UE Motivate each of us to attain Discovery’s strategic objectives UReinforce ongoing communication of those objectives USupport our Pay for Performance philosophy by strengthening the link between pay and performance UAttract and retain a high-performing workforce USupport Discovery’s commitment to being a Great Place to Work by continuing to provide incentive opportunities to all employees The ICP supports these objectives by: UIncluding performance measures that are tightly integrated with our strategic business objectives UReinforcing our Pay for Performance philosophy and rewarding results UProviding award opportunities in excess of target for high levels of performance What is Changing UE Two levels of performance measures -Discovery Communications performance (covers all employees) -P&L performance (covers employees who work in a specific P&L or Corporate employees who support a specific P&L) UE P&L assignment as of October 1 -No blending of P&L Performance for employees who work in multiple P&Ls throughout the year UE Introduction of an Audience performance metric for employees who work in, or Corporate employees who are fully assigned to either Discovery Channel/The Science Channel, TLC, or Animal Planet/Discovery Kids UE Reduction in GPS performance classifications from five to three UE Must be employed at the time of payout to receive ICP award What Is Staying The Same UE Employees must be hired prior to October 1 to be eligible UE Target incentives remain the same UE Salaries and incentive targets will continue to be blended to reflect changes in employment throughout the year UE The weighting of financial metrics remains the same (40% Revenue, 60% Operating Cash Flow) with the exception of Ad and Affiliate Sales whose performance metrics will be 70% Revenue and 30% Operating Cash Flow

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Key ICP Attributes ICP weightings closely align performance and reward. They create a direct link between your influence, your results and your reward. Discovery Communications Performance Element This measure impacts all ICP eligible employees. Profit and Loss (P&L) Performance Element If you work in, or are fully assigned to Discovery Channel/The Science Channel, TLC, or Animal Planet/Discovery Kids, you will have an additional performance metric, the Network Audience Factor, which is tied to audience growth in comparison to network audience targets. The Network Audience Factor provides a similar above target opportunity relative to other P&Ls within the organization. Individual Performance Multiplier UThe Individual Performance Multiplier is determined by your manager using the award range designated for each performance classification level. (See Individual Performance Multiplier section) UIt rewards and differentiates high levels of performance

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The ICP At-a-Glance We recognize that the company’s success is a result of your contributions. This Plan is designed to strengthen the direct link between your incentive payments and the results of the business units or functions that you lead or support.

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All regular full-time or part-time employees of Discovery Communications or of any subsidiary, who are designated by Discovery Communications or any of its subsidiaries as eligible to Eligibility receive this ICP award, who are not excluded from receiving the ICP by employment agreement, or not covered under another Discovery Communications Sales or Incentive Plan, are eligible. Employees who join Discovery Communications in the last quarter of the fiscal year will not be eligible to participate in the current fiscal year plan. Incentive opportunity is expressed as a percentage of your Your Award blended base salary based on your level within the organization. Achievement of your incentive target is based upon your individual Opportunity performance and the performance of the business group(s) you work in or support. Measurement January 1 to December 31 Period Your ICP award is based on multiple performance measures. A Discovery Communications performance measure for all Planeligible employees in both a Corporate Division and a P&L Performance MeasuresA P&L performance measure for employees who work in a P&L employees who are fully assigned to one P&L An individual performance multiplier that impacts every employee based on his or her unique performance contribution An Audience Factor for P&L employees in, or Corporate employees who are fully assigned to either Discovery Channel/The Science Channel, TLC, or Animal Planet/ Discovery Kids

discoverycommunications Performance Measures and Weightings The performance measures for Discovery Communications, and all P&Ls are Revenue versus Business Plan and Operating Cash Flow versus Business Plan. Revenue is the total amount of money received by the company for goods sold or services provided during a certain time period. Revenue is weighted at 40% for all Corporate Divisions and P&Ls with the exception of Ad and Affiliate Sales, which have a Revenue weighting of 70%. Operating Cash Flow is the sum of profits before interest, taxes and depreciation, measured by subtracting operating expenses from revenue earned. Operating Cash Flow is weighted at 60% for all Corporate Divisions and P&Ls with the exception of Ad and Affiliate Sales, which have an Operating Cash Flow weighting of 30%. The performance measure for P&L employees in, or Corporate employees fully assigned to Discovery Channel/The Science Channel, TLC, or Animal Planet/Discovery Kids is a Network Audience Factor that establishes target levels of performance for the following: Total Day (adults, ages 25 — 54) Prime Time (adults, ages 25 — 54) Performance Measures Discovery Communications Performance — This measure impacts all ICP-eligible employees. It is determined by how Discovery Communications achieves its revenue and operating cash flow versus the Business Plan. P&L Performance — This measure impacts ICP-eligible employees who work in a specific P&L, or Corporate Division employees who fully support a specific P&L. It is determined by how the P&L achieves its revenue and operating cash flow versus the Business Plan. Each individual US network’s P&L performance will be measured on a controllable basis. Controllable is defined as the revenue and expenses that can be directly influenced by the network P&L. Each P&L will be made aware of the relevant performance factors.

discoverycommunications P&L employees in, or Corporate employees fully assigned to either Discovery Channel/ The Science Channel, TLC, or Animal Planet/Discovery Kids will also have an additional performance metric, the Network Audience Factor. The Network Audience Factor is designed to reward employees in recognition of audience growth above targeted levels. Typically, an increase in audience growth may not immediately result in an increase in revenue. For this reason, the Network Audience Factor was designed to reward audie nce growth in the same year that it occurred, once 100% of the network’s revenue and OCF targets have been achieved. The Network Audience Factor establishes target levels of performance for the following: Total Day (adults, ages 25 — 54) Prime Time (adults, ages 25 — 54) Total day and prime time audience results for 2007 will be compared to the Nielsen Audience benchmark for Discovery Channel, TLC, and Animal Planet. Employees in The Science Channel and Discovery Kids, including Corporate employees fully assigned to either one of these networks are eligible for the Network Audience Factor and will be tied to targets set for Discovery Channel (The Science Channel) and Animal Planet (Discovery Kids). Individual Performance — This measure impacts all ICP-eligible employees. It is determined by a manager’s evaluation of an individual’s unique performance contribution.

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The following illustration shows how these performance measures work together to create your total award

Discovery Communications Performance	+	P&L Performance (if applicable)	+	Audience Factor Total Day (if applicable)	+	Audience Factor Prime Time (if applicable)	x	Individual Multiplier (based on your performance)	=	AWARD

Your Role at Discovery Communications

Within Discovery Communications, there are many different roles and jobs that contribute to the successful execution of our strategy. Each of these jobs is critical to our success. For the ICP, your job at Discovery Communications falls into one of the following categories, which determines the performance measures that will be used to calculate your award:

P&Ls – A P&L shows revenue matched with expenses for a specific period of time. It shows the accumulation of all revenues and expenses during that time. Examples include Discovery Channel, TLC, Education, Ad Sales and Emerging Networks.

Corporate Divisions – Includes Finance, Human Resources, Global Businesses & Operations (excluding DNI and Commerce), and Business Development (excluding New Media, Discovery Health Media Enterprises, and Emerging Networks).

Corporate Division Fully-Assigned – This applies to employees whose jobs are fully dedicated to a specific P&L.

If you have any questions concerning the category to which you are assigned, please contact your HR Representative.

discoverycommunications Weightings Based on the different job responsibilities and the business functions each of these employee categories can influence, there are different weightings applied to the performance measures. Performance measure weighting is tied to your assignment as noted below. The weightings vary based on your role within your P&L or Corporate Division as follows: Discovery Communications AssignmentP&L Weight Weight P&L20%80% Corporate Division Staff 100%N/A Supporting Multiple P&Ls Corporate Division Staff 40%60% Fully Assigned to One P&L

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How Your Award Is Determined

P&L Performance Measures

Each component of your ICP award will be funded separately. For example, if you are assigned to a P&L, your Discovery Communications and P&L components will be determined separately to arrive at a total to which your individual multiplier is applied.

(**Discovery Communications Performance 20%** + **P&L Performance Weight 80%** + **Audience Factor Total Day (if applicable)** + **Audience Factor Prime Time (if applicable)**) x **Individual Multiplier**

For each weighting, actual performance on the performance measures (revenue and operating cash flow) is evaluated against target performance. Results on each measure will then be compared to a performance scale to determine the funding level for that component.

Discovery Communications Performance Component Example

Measure:	Revenue	Operating Cash Flow ("OCF")
Weighting:	40%	60%
Step 1:		
Discovery Communications actual Revenue and OCF performance are compared to target performance	Above Business Plan	Below Business Plan
Step 2:		
Actual performance is then compared to Revenue and OCF performance scales	Above Business Plan - 118% funded	Below Business Plan - 78% funded
Step 3:		
Revenue and OCF are averaged based on their weightings to determine final funding percentages for the Discovery Communications component of the ICP	Weighting calculation: 40% x 100 = 40 40 x 118% = **47.2%**	Weighting calculation: 60% x 100 = 60 60 x 78% = **46.8%**
Total Funding:	47.2% + 46.8% = **94%**

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Corporate Division Performance Measures

Employees who work in a Corporate Division will have their ICP award based on the performance of Discovery Communications or a combination of the performance of Discovery Communications and the P&L that they support, as presented below.



Corporate-Wide Support

If you are a Corporate Division employee providing corporate-wide support, your funding is determined by two performance measures:

Discovery Communications Performance Weight 100% x **Individual Multiplier**

Corporate Division – Fully Assigned to a P&L

If you are a Corporate Division employee fully assigned to a P&L Division (such as an HR employee fully assigned to TLC), your ICP includes three performance measures:

(**Discovery Communications Performance Weight 40%** + **P&L Performance Weight 60%**) x **Individual Multiplier**

discoverycommunications Individual Performance Multiplier

discoverycommunications Your individual performance is a critically important part of the ICP. It is where your performance intersects with the collective performance of Discovery Communications and your P&L, as applicable. Your manager will evaluate your performance using the classification categories below. Your manager’s evaluation will result in an Individual Performance Classification and Multiplier that will be applied to your ICP opportunity, based on Discovery’s performance and the performance of your P&L. For example, if you receive a “Highly Valued” rating, the range is from 0.85 to 1.15. Using a range allows for greater differentiation among employees in performance awards. Performance ClassificationsMultiplier Range Exceptional 1.20 to 1.50 Highly Valued0.85 to 1.15 Needs Improvement0.00 to 0.80

discoverycommunications Examples of ICP Award Calculations

discoverycommunications Here are several examples of how the components of the ICP work togetherThe following examples illustrate how the components of the ICP work together for employees in different positions at different levels of performance. for employees in different positions with different levels of performance. Employee in a P&L (e.g., Education) Assumptions: P&L employee with a blended base salary for the Plan year of $50,000 and a blended incentive opportunity of 10% or $5,000. Highly Valued Performance Classification Individual Target Award: Discovery P&L Final +x Performance = 10% or $5,000 ComponentComponentAward Multiplier Weight20%80% Target $1,000$4,000 Value Hypothetical 1.05$5,198 95%100% Funding Level Award $950$4,000 Calculation FINAL $5,198 Employee in a Network P&L with an Audience Factor performance metric (e.g., TLC) Assumptions: P&L employee with a blended base salary for the Plan year of $50,000 and a blended incentive opportunity of 10% or $5,000. Exceptional Performance Classification assigned to Discovery Channel Target AudienceAudience Adjusted Individual Award:Discovery P&L Final Factor + FactorP&L x Performance = 10% or Component + Component +Award Total DayPrime Time ComponentMultiplier $5,000 Weight20%80%80% Target $1,000$4,000$4,000 Value3% 5% Hypo-Additional Additional thetical Funding Funding 1.40$7,448 100%100%LevelLevel108% Funding Level(Hypothetical) (Hypothetical) Award $1,000$4,000$4,320 Calculation FINAL $7,448

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Examples of ICP Award Calculations *continued*

Employee in Corporate Division Providing Corporate-Wide Support

Assumptions: Corporate Division employee providing support to all groups with a blended base salary for the Plan year of $50,000 and a blended incentive opportunity of 10% or $5,000.

Needs Improvement Performance Classification

Target Award: 10% or $5,000	Discovery Communications Component	x	Individual Performance Multiplier	=	Final Award
Weight	100%		0.80		$4,000
Target Value	$5,000				
Hypothetical Funding Level	100%				
Award Calculation	$5,000				
FINAL	**$4,000**				

Corporate Employee Fully Assigned to a P&L

Assumptions: Corporate employee fully assigned to a P&L (e.g., Animal Planet) with a blended base salary for the Plan year of $50,000 and a blended incentive opportunity of 10% or $5,000.

Highly Valued Performance Classification

Target Award: 10% or $5,000	Discovery Component	+	P&L Component	+	Audience Factor Total Day	+	Audience Factor Prime Time	Adjusted P&L Component	x	Individual Performance Multiplier	=	Final Award
Weight	40%		60%		2% Additional Funding Level (Hypothetical)		4% Additional Funding Level (Hypothetical)	60%		1.15		$6,130
Target Value	$2,000		$3,000					$3,000				
Hypothetical Funding Level	100%		105%					111%				
Award Calculation	$2,000		$3,150					$3,330				
FINAL	**$6,130**

discoverycommunications Important ICP Rules

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Award Eligibility

All regular full-time employees of Discovery Communications or of any subsidiary, who are designated by Discovery Communications or any of its subsidiaries as eligible to receive this ICP award, who are not excluded from receiving the ICP by employment agreement, or not covered under another Discovery Communications Sales Plan, are eligible. Employees who join Discovery Communications in the last quarter of the fiscal year will not be eligible to participate in the current fiscal year plan.

New Hires

Eligible employees who enter the company during the first three quarters of the year will have their potential incentive opportunity modified on a pro-rata basis based upon their start date. Employees who enter the company during the last quarter of the Plan year will not be eligible to participate in the current year's Plan, but will be eligible to participate fully in subsequent years of employment, subject to the prevailing rules of the Plan at that time. For non-US employees, please check eligibility requirements with your HR Representative.

Employment Changes During Plan Year

Any employment changes throughout the year may result in a blending of the salary used to calculate the ICP award and/or the incentive target percentage. The ICP Award is based on the employees P&L assignment on October 1.

Example: Blended Salary

The following sample calculation shows how the blended base salary is derived:
Assume the salary on January 1 is $50,000, and on September 1, the employee is promoted and receives a salary increase to $60,000.

($50,000 X (243 days/365 days)) = $33,288	**+**	*($60,000 X (122 days/365 days)) = $20,055*	**Total Blended Salary = $53,343**

The blended incentive opportunity is the amount used for incentive purposes as a blend of an employee's incentive opportunity throughout the year weighted by time.

discoverycommunications Example: Blended Incentive Opportunity Here is an example of how the blended incentive opportunity percentage is derived: Assume the incentive opportunity on January 1 is 10% and the employee is promoted on September 2 and is now entitled to receive a 15% incentive opportunity. (10% X (15% X Total (244 days/365 days)) +(121 days/365 days)) Blended Incentive = 6.68%= 4.97%= 11.65% Change in Status Between Full-Time and Part-Time Awards will be adjusted to reflect an employee’s full-time or part-time status on a pro-rata basis reflecting the portion of the year he or she works on a full-time versus part-time basis. For example, assuming a forty (40) hour work week, an employee who works a part-time schedule of thirty (30) hours per week will earn 75% of the award they would have earned if they worked full-time. Employees who work twenty (20) hours per week will earn 50% of the award they would earn if they worked full-time. Award Payment Awards will be paid, via payroll, following the Shareholder approval of the audited financial results for the Plan year, usually in March. No ICP payment for any component will be earned if Discovery Communications performance is below threshold. No Right to Participation or Employment No employee of Discovery Communications or any of its subsidiaries shall at any time have the right to be selected as a participant in the Plan, the right to be granted an additional award, or the right to receive payments under the Plan except as provided in the Plan. Neither the action of Discovery Communications in establishing the Plan or any action taken by it or by the Shareholders, nor any provision of the Plan, nor participation in the Plan, shall be construed to (i) give to any person the righ t to be retained in the employ of Discovery Communications or any subsidiary; (ii) interfere in any way with the right of Discovery Communications or any subsidiary to terminate any person at any time without regard to the effect such termination shall have on such person’s rights, if any, under the Plan, or (iii) cause any participant to be (or be deemed to be) a Shareholder of Discovery Communications. Governing Law The Plan and all rights thereunder shall be governed by, and construed in accordance with the laws of the State of Maryland, without reference to the principles of the conflict of laws thereof. For participants who work in jurisdictions outside the United States, the Plan shall be interpreted in accordance with applicable law.

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Termination of Employment

Participating employees, who voluntarily end their employment with Discovery Communications or any of its divisions or business units prior to the incentive plan payout (see Award Payment) forfeit all opportunities for an incentive award. Additionally, employees who are involuntarily terminated need to work nine (9) months of the year to receive a payout as governed under Discovery's severance provisions prevailing at that time.

Bridge of Service

Employees who are terminated on an **involuntary** basis will be eligible for a bridge of service according to the following chart. Employees who terminate on a **voluntary** basis will not be eligible to receive a bridge of service.

<table>
<tr><th>Type of Termination</th><th>Number of Days Since Termination Date</th><th>Bridge of Service Policy</th></tr>
<tr><td rowspan="3">Involuntary</td><td>1 Day – 179 Days</td><td>Eligible for a prorated ICP payment based on credit for days employed prior to termination date and days employed after return to Discovery</td></tr>
<tr><td>180+ Days</td><td>No bridge of service</td></tr>
<tr><td colspan="2">Note: Employees who return to Discovery in a year that follows the year of their termination will not be eligible for a bridge of service. Therefore, there will be no bridge of service over multiple plan years.</td></tr>
<tr><td>Voluntary</td><td>N/A</td><td>Not eligible for a bridge of service</td></tr>
</table>

Retirement

Employees who are 62 years of age, have at least 5 (five) years of service, and are employed through the last day in September in the plan year will be eligible to receive 100% of their ICP payout.

Disability

Short-Term Disability – Employees will continue to be eligible for their full incentive award opportunity during a short-term disability leave of absence (up to 90 days during the calendar year).

Long-Term Disability – Employees will not be eligible for incentives during the time period in which they are on long-term disability leave. For non-U.S. employees, please check eligibility requirements with your HR Representative.

Death

In the event of the death of an employee during the Plan year, a pro-rated incentive award will be paid to the employee's beneficiary using a performance multiplier of 1.00 (assuming the company pays an incentive that year). The payment will be made at the same time we pay all other participants in the Plan.

discoverycommunications About this Guide The Shareholders acting via the Compensation Committee of the Board, exercise overall oversight of this Plan and evaluate recommendations made by the President and Chief Executive Officer relative to the Plan. All new plan designs, plan modifications, all goals and measures, and proposed aggregate awards are subject to Compensation Committee approval. The Compensation Committee shall have the sole discretionary authority to construe and interpret the terms of the Plan and/or any awards issued pursuant to the Plan. This Plan document describes the incentive compensation available to eligible employees, as applicable, and governs the operation of the ICP. Discovery Communications reserves the right to terminate, amend or replace the Plan at its discretion at any time.